UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2014

Commission File Number:  000-51071

Spy, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0580186
(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California 92011
(Address of principal executive offices)

760-804-8420
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2014, Spy Optic Inc. ("Spy"), a wholly owned subsidiary of Spy Inc. (the "Company"), entered into the Ninth Modification to Loan and Security Agreement with BFI Business Finance ("BFI"), effective as of January 29, 2014 (the "Modification"), in order to provide for certain modifications to Spy's credit facility with BFI ("Credit Facility"). The original Loan and Security Agreement with BFI was entered into on February 26, 2007.

Among other things, the Modification (1) increased the Maximum Inventory Advance to the lessor of $2.5 million or 50% of eligible accounts receivable; (2) increased the Borrowing Base to 50% of eligible raw materials and finished goods, not to exceed Maximum Inventory Advance; (3) allows for advances against eligible foreign accounts receivable (other than Canadian accounts receivable) of up to $0.4 million; (4) decreases the interest rate on all advances under the Credit Facility to 1.75% in excess of the prime rate, as defined in the Credit Facility; and (6) increased borrowing on eligible dating programs to 70%.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The summary of the terms of the Modification disclosed in Item 1.01 of this Current Report on Form 8-K are qualified in their entirety by reference to the Modification, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spy, Inc.

Date:   February 19, 2014
By:	/s/ James McGinty

Name: James McGinty
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Ninth Modification to Loan and Security Agreement